Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Orient Plus International Limited	British Virgin Islands
Ebang Communications (HK) Technology Limited (formerly known as Hong Kong Bite Co., Ltd.)	Hong Kong
Power Ebang Limited	British Virgin Islands
HongKong Ebang Technology Co., Limited	Hong Kong
Leader Forever Holdings Limited	British Virgin Islands
HongKong Ebang Information Co., Limited	Hong Kong
Korea Ebang Co., Ltd.	Korea
Lucky Chance Global Limited	British Virgin Islands
Australia Ebon Pty Ltd	Australia
Ebang Communication Limited	British Virgin Islands
Ebonex Pte. Ltd.	Singapore
Ebang Communication Limited	Canada
Summit King Limited	British Virgin Islands
HongKong Ebang Digital Technology Limited	Hong Kong
Hangzhou Ebang Shuotai Technology Co., Ltd.	PRC
Hangzhou Ebang Hongfa Technology Co., Ltd.	PRC
Zhejiang Ebang Communication Technology Co., Ltd.	PRC
Wuhai Ebang Information Technology Co., Ltd.	PRC
Hangzhou Ebang Jusheng Technology Co., Ltd.	PRC
Hangzhou Ebang Hongling Technology Co., Ltd.	PRC
Hangzhou Dewang Information Technology Co., Ltd.	PRC
Zhejiang Ebang Information Technology Co., Ltd.	PRC
Yunnan Ebang Information Technology Co., Ltd.	PRC